Exhibit 99.42
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                                  NEWS RELEASE
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For Immediate Release                                 Contact: Tom McGraw
                                                      650-875-4865

FNB Bancorp Announces the Appointment of Dave Curtis as Chief Financial Officer


South San Francisco, CA: December 18, 2006: FNB Bancorp (Bulletin Board FNBG.OB), the holding company for First National Bank of Northern California, today announced the appointment of Dave Curtis as Chief Financial Officer to replace Jim Ramsey, the current Chief Financial Officer of FNB Bancorp and First National Bank of Northern California, who is retiring. The appointment of Dave Curtis as CFO is effective as of December 15, 2006. "It will be difficult to lose Jim Ramsey as our CFO, as he has been a very important part of our success over the past ten years. However, at the same time, we are very fortunate to add someone of Dave Curtis's character and experience to our management team," said Chairman Mike Wyman. Dave Curtis is a Certified Public Accountant and earned his MBA from CSU Stanislaus. Most recently Curtis was SVP, Controller - Capital Corp of the West, the holding company for County Bank in Merced, California. He is the father of four children and has been very active in community service. First National Bank of Northern California, rated as the seventh best, medium size business to work for in the San Francisco Bay Area by the San Francisco Business Times, has approximately six hundred million dollars in assets, and thirteen branches in San Mateo and San Francisco Counties.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

Tom Mc Graw
Chief Executive Officer
Tel: (650) 875-4865     Fax: (650) 588-9695